Exhibit 99.1

       Gene Logic Reports Third Quarter 2007 Financial Results


    GAITHERSBURG, Md.--(BUSINESS WIRE)--Oct. 24, 2007--Gene Logic Inc. (NASDAQ:GLGC) today reported financial results for the third quarter ended September 30, 2007.

    Q3 Highlights

    On October 15, 2007, Gene Logic announced that it had signed an agreement to sell its Genomics assets to Ocimum Biosolutions Ltd. for $10 million (including $7 million in cash and a $3 million promissory note due 18 months from closing) and the assumption, by Ocimum, of certain liabilities and ongoing contractual obligations. The purchase price is subject to adjustment based on certain potential revisions to the carrying value of assets and liabilities at closing. This transaction represents the last major step in Gene Logic's transformation into a drug development company based on its proprietary new indication discovery technologies. Gene Logic has retained the exclusive, perpetual right to use its genomics databases for drug repositioning on behalf of pharmaceutical company partners and in its own drug development programs. The Company will also retain the Genomics Division's molecular diagnostics assets and capabilities. Henceforth, Gene Logic will focus its technologies, management efforts and capital resources on drug repositioning and development. The Ocimum transaction is subject to approval by the Company's shareholders.

    Gene Logic announced that its clinical-stage drug candidate, GL1001, showed positive indications of efficacy in in vivo testing for inflammatory bowel disease (IBD), an under-served clinical market estimated to exceed $1 billion per annum worldwide. The potential utility of GL1001 in IBD was determined using the Company's drug repositioning platform, confirmed by data in the Company's BioExpress(R) System database, and supported by gold standard in vivo models. Gene Logic owns development and commercialization rights to GL1001, and expects to file an Investigational New Drug (IND) application for IBD and certain related indications during 2008.

    Gene Logic signed agreements with both Merck Serono and Solvay Pharmaceuticals to discover new development paths for multiple clinical-stage drug candidates. This brings to eight the number of Gene Logic's major pharmaceutical company drug repositioning partners.

    Gene Logic announced the appointment of Stephen R. Donahue, MD, as its Senior Vice President of Clinical Development. Dr. Donahue previously held clinical development positions with Epix
Pharmaceuticals, Merck & Co., and Bristol-Myers Squibb.

    Revenue

    For the third quarter of 2007, the Company recorded revenue of $4.5 million, an increase of $0.8 million or 22%, over the third quarter of 2006. This increase was largely due to revenue recorded for the Drug Repositioning Division as a result of an agreement signed at the end of the second quarter with H. Lundbeck A/S for licensing certain technology rights unrelated to its drug repositioning partnership with Lundbeck. Third quarter revenue for the Genomics Division was flat year-over-year and amounted to $3.7 million.

    For the nine months ending September 30, 2007, the Company recorded revenue of $13.2 million versus $17.2 million for the same period of 2006. This decrease was largely due to lower sales of subscriptions for the Company's Genomics database services, slightly offset by $0.8 million in revenue for the Lundbeck licensing agreement attributed to the Drug Repositioning Division.

    Operating Expenses

    Operating expenses consist of costs of providing Genomics Division services and adding content to the Company's Genomics databases, costs for developing and providing our Drug Repositioning Division services and sales, marketing and general and administrative expenses associated with our operations.

    For the third quarter of 2007, total operating expenses were $12.9 million compared to $19.2 million for the third quarter of 2006, a decrease of $6.3 million, or 33%. Of this decrease, $5.4 million relates to the restructuring of the Genomics Division in the third quarter of 2006. These lower costs for 2007 were partially offset by increased selling, general and administrative expenses, including $0.5 million for costs associated with the Genomics sales process and accrued employee retention benefits totaling $0.4 million meant to stabilize our workforce during this time of transition.

    Year-to-date total operating expenses were $40.7 million compared to $51.4 million for the comparable period in 2006, a decrease of $10.7 million or 21%. This decrease is partially due to $5.4 million in restructuring costs for the Genomics Division recorded in the third quarter of 2006. In addition, year-to-date results for 2007 reflect the favorable impact of the restructuring, partially offset by $3.3 million in increased selling, general and administrative expenses including costs associated with the Genomics sales process ($1.0 million), executive severance costs ($0.9 million) and accrued employee retention benefits ($1.4 million).

    Segment Operating Loss

    Note: Management uses operating income to evaluate segment performance. To arrive at operating income, the Company has included all direct costs for providing its services and an allocation for corporate overhead applied on a consistent and reasonable basis. The Company has excluded the cost of income taxes and interest income or expense and could also exclude certain unusual or corporate related costs in the future. On October 15, 2007, Gene Logic announced that it had signed an agreement to sell certain of its assets attributed to its Genomics Division, subject to shareholder approval. The Genomics Division will not be classified as a "Discontinued Operation" until the requisite shareholder approval has been obtained.



Segment Operating Loss:
---------------------------

                             Three Months Ended    Nine Months Ended
                               September 30,         September 30,
                            -------------------- ---------------------
                              2007       2006       2007       2006
                            --------- ---------- ---------- ----------
Drug Repositioning Division $ (3,487) $  (3,711) $ (12,652) $ (11,241)
Genomics Division             (4,850)   (11,832)   (14,781)   (23,042)
                            --------- ---------- ---------- ----------
Total operating loss        $ (8,337) $ (15,543) $ (27,433) $ (34,283)
                            --------- ---------- ---------- ----------


    Drug Repositioning Division:

    For the third quarter of 2007, the Drug Repositioning Division reported an operating loss of $3.5 million compared to a loss of $3.7 million in the prior year period, a decrease of $0.2 million. This decrease largely reflects the impact of $0.8 million in additional revenue associated with the Lundbeck agreement offset by increased research and development expenses, including those associated with the Company's lead compound GL1001. The year-to-date operating loss for the Drug Repositioning Division was $12.7 million compared to $11.2 million in the prior year period, an increase of $1.5 million. The increased loss includes higher employee costs, increased expenses for in vivo validation of alternative therapeutic hypotheses, including those associated with GL1001, and the division's proportional share of certain executive severance and retention expenses. These increased costs were partially offset by $0.8 million in additional revenue.

    Genomics Division:

    For the third quarter of 2007, the Genomics Division reported an operating loss of $4.8 million compared to an operating loss of $11.8 million for the third quarter of 2006, a decrease of $7.0 million. Results for the third quarter of 2006 included restructuring costs totaling $5.4 million. 2007 costs are lower due primarily to the impact of the restructuring, including $0.9 million in reduced employee-related database production and research and development expenses, partially offset by increased selling, general and administrative expenses, including $0.5 million related to the Genomics sales process. The year-to-date operating loss for the Genomics Division was $14.8 million compared to $23.0 million in the prior year period, a decrease of $8.2 million. This decrease again reflects 2006 restructuring costs totaling $5.4 million and, for 2007, reduced operating expenses due to the restructuring of the Genomics Division, including lower employee-related expenses of $3.5 million and lower facility and depreciation and amortization costs of $2.1 million for database production and research and development. These improvements were partially offset by lower revenue and increased selling, general and administrative expenses, including $1.0 million in expenses associated with the Genomics sales process.

    Net Loss

    For the third quarter of 2007, loss from continuing operations was $7.9 million or $0.25 per share, compared to a loss from continuing operations of $14.9 million, or $0.47 per share, for the third quarter of 2006. The decrease in the loss from continuing operations for the third quarter of 2007 as compared to 2006 reflects primarily the restructuring of the Genomics Division in the third quarter of 2006. Year-to-date net loss from continuing operations for 2007 was $25.9 million, or $0.81 per share, compared to a loss from continuing operations for the comparable period of 2006 of $32.4 million, or $1.02 per share. Net loss for each of the third quarter and year-to-date 2006 was $26.7 million, or $0.84 per share, and $49.7 million, or $1.56 per share, respectively.

    Liquidity

    As of September 30, 2007, the Company had approximately $31.6 million in combined cash, cash equivalents and marketable securities available-for-sale, compared to $36.7 million as of June 30, 2007. The Company expects cash usage for the fourth quarter of 2007 to be lower than the third quarter of 2007.

    Conference Call and Webcast

    Gene Logic will host a conference call and webcast on October 24, 2007 at 10:00 a.m. Eastern to discuss the results for the third quarter of 2007. To listen to the live call and be able to ask questions, dial (866)831-6272 in the U.S.A. or (617)213-8859 internationally and use the pass code Gene Logic; alternatively, a webcast of the live call will be accessible from the Investors section of the Company's website at www.genelogic.com.

    A replay of the call will be available beginning October 24, 2007 through November 7, 2007. To hear the replay, dial (888)286-8010 in the U.S.A. or (617)801-6888 internationally and use the passcode 69464110. An archived webcast of the conference call will also be available under the Investors section of the Company's website at www.genelogic.com.

    Gene Logic Overview

    Gene Logic's indication discovery technologies are currently applied at the Company's facilities in Cambridge, Massachusetts, on behalf of a number of top pharmaceutical companies and for the benefit of its own proprietary portfolio. The Company's partners have provided compounds that have failed advanced clinical studies for reasons other than safety. Headquartered in Gaithersburg, Maryland, the Company operates a rediscovery and development facility in Cambridge, Massachusetts.

    Safe Harbor Statement

    This press release contains "forward-looking statements," as such term is used in the Securities Exchange Act of 1934, as amended. Such forward-looking statements include the Company's ability to identify strategies for making its businesses successful and the impact of such strategies on our business and financial performance and on shareholder value. Forward-looking statements typically include the words "expect," "anticipate," "believe," "estimate," "intend," "may," "will," and similar expressions as they relate to Gene Logic or its management. Forward-looking statements are based on our current expectations and assumptions, which are subject to risks and uncertainties. They are not guarantees of our future performance or results. Our actual performance and results could differ materially from what we project in forward-looking statements for a variety of reasons and circumstances, including particularly such risks and uncertainties that may affect the Company's operations, financial condition and financial results and that are discussed in detail in the Company's Annual Report on Form 10-K and our other subsequent filings with the Securities and Exchange Commission. They include, but are not limited to: whether we will be able to identify and successfully implement strategies, on favorable terms or at all, for realizing the value of our Genomics business, including through a sale of all or part of the Company's Genomics business, whether repositioned compounds are successfully returned to our customers' pipelines and generate sales, resulting in milestone payments and royalties for the Company or whether we acquire on acceptable terms rights to repositioned compounds that our partners decline to develop and are able to derive revenue from these compounds through licensing or otherwise, whether we can enter into agreements to develop sufficient compounds to fulfill our plans for the Drug Repositioning Division; whether there will be any claims associated with the sale of the Pre-Clinical Division, whether we will be able successfully to manage our existing cash and have access to financing on sufficiently favorable terms to maintain our businesses and effect our strategies, including development of repositioned compounds; whether we will be able to recruit and retain qualified personnel, particularly in light of our restructuring efforts; potential negative effects on our operations and financial results from workforce reductions, other restructuring activities, and the evaluation of strategic options; the potential loss of significant customers; the possibility of further write-down of the value of certain intangible assets of the Company, including goodwill associated with the Genomics Division; and the possibility of delisting from NASDAQ Global Markets, which could have an adverse effect on the value of our stock. Gene Logic undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.



                           Gene Logic Inc.
                Consolidated Statements of Operations
               (in thousands, except per share amounts)
                             (unaudited)

                                Three Months Ended  Nine Months Ended
                                  September 30,       September 30,
                                ------------------ -------------------
                                  2007     2006      2007      2006
                                -------- --------- --------- ---------
Revenue:
  Genomics services             $ 3,684  $  3,698  $ 12,356  $ 17,129
  Drug repositioning services       841         6       879        36
                                -------- --------- --------- ---------
      Total revenue               4,525     3,704    13,235    17,165

Expenses:
  Database production             5,067     6,029    15,765    21,453
  Research and development        2,749     2,618     7,859     7,599
  Selling, general and
   administrative                 5,046     5,223    17,044    17,019
  Restructuring                       -     5,377         -     5,377
                                -------- --------- --------- ---------
      Total expenses             12,862    19,247    40,668    51,448

      Loss from operations       (8,337)  (15,543)  (27,433)  (34,283)
Interest (income), net             (463)     (633)   (1,594)   (2,162)
Other (income) expense               32       (66)       46        35
Write-down of equity investment       -         -         -       275
                                -------- --------- --------- ---------
      Loss from continuing
       operations                (7,906)  (14,844)  (25,885)  (32,431)
      Loss from discontinued
       operations                     -   (11,811)        -   (17,307)
                                -------- --------- --------- ---------
      Net loss                  $(7,906) $(26,655) $(25,885) $(49,738)
                                ======== ========= ========= =========
Basic and diluted net loss per
 share:
      Loss from continuing
       operations               $ (0.25) $  (0.47) $  (0.81) $  (1.02)
      Loss from discontinued
       operations                     -     (0.37)        -     (0.54)
                                -------- --------- --------- ---------

      Net loss                  $ (0.25) $  (0.84) $  (0.81) $  (1.56)
                                ======== ========= ========= =========
Shares used in computing basic
 and diluted net loss per share  31,894    31,810    31,865    31,802
                                ======== ========= ========= =========




                           Gene Logic Inc.
                Consolidated Condensed Balance Sheets
                            (in thousands)
                                            September 30, December 31,
                                                2007          2006
                                            ------------- ------------
                  ASSETS                     (unaudited)
Current assets:
  Cash and cash equivalents                   $  22,640     $  25,700
  Marketable securities available-for-sale        8,917        24,410
  Accounts receivable, net of allowance of
   $49 and $45 as of September 30, 2007 and
   December 31, 2006, respectively                  615         3,327
  Unbilled services                                 602           589
  Inventory, net                                  1,156         2,180
  Prepaid expenses                                1,592         1,260
  Other current assets                            2,610         3,551
                                            ------------- ------------
      Total current assets                       38,132        61,017
Property and equipment, net                      10,415        12,829
Long-term investments                             2,964         2,964
Goodwill                                          2,677         2,677
Other intangibles, net                            7,122        10,060
Other assets                                        483           726
                                            ------------- ------------
      Total assets                            $  61,793     $  90,273
                                            ============= ============

   LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                            $   2,383     $   3,703
  Payable to Bridge Pharmaceuticals                 119         1,727
  Accrued compensation and employee
   benefits                                       4,169         2,883
  Other accrued expenses                          2,406         3,751
  Accrued restructuring costs                       309         1,941
  Current portion of long-term debt                 501           499
  Deferred revenue                                5,018         3,299
                                            ------------- ------------
      Total current liabilities                  14,905        17,803
Deferred revenue                                    137           228
Long-term debt, net of current portion               40            78
Deferred rent                                       882         1,074
                                            ------------- ------------
      Total liabilities                          15,964        19,183
                                            ------------- ------------
Stockholders' equity:
  Preferred stock, $.01 par value;
   10,000,000 shares authorized; and no
   shares issued and outstanding as of
   September 30, 2007 and December 31, 2006           -             -
  Common stock, $0.1 par value; 60,000,000
   shares authorized; 32,172,588 and
   31,820,273 shares issued and outstanding
   as of September 30, 2007 and December
   31, 2006, respectively                           322           318
  Additional paid-in capital                    387,109       386,530
  Accumulated other comprehensive loss              (37)          (78)
  Accumulated deficit                          (341,565)     (315,680)
                                            ------------- ------------
      Total stockholders' equity                 45,829        71,090
                                            ------------- ------------
      Total liabilities and stockholders'
       equity                                 $  61,793     $  90,273
                                            ============= ============



         ADDITIONAL INFORMATION ABOUT THE GENOMICS BUSINESS TRANSACTION

     The Company will file a proxy statement and other documents regarding the proposed sale of assets related to its Genomics Services Business with the U.S. Securities and Exchange Commission ("SEC"). The definitive proxy statement will be sent to stockholders, seeking their approval of the sale pursuant to an Asset Purchase Agreement at a special meeting of stockholders. Stockholders are urged to read the proxy statement and any other relevant documents filed with the SEC when they become available because they will contain important information. A proxy statement will be available free of charge at the SEC's website at www.sec.gov. In addition, investors and security holders may obtain free copies of the proxy statement and other documents filed with the SEC, when they become available, by contacting the Company.

     The Company and its respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the transaction. Information about the Company and its respective directors and executive officers is set forth in its proxy statement and Annual Reports on Form 10-K, which can be found at www.sec.gov. Additional information regarding the interests of those persons may be obtained by reading the proxy statement when it becomes available.


    CONTACT: Gene Logic Inc.
             Philip L. Rohrer, Jr. (investors)
             Chief Financial Officer
             301-987-1700
             prohrer@genelogic.com
             or
             Christopher Culotta (investors and media)
             Senior Director, Strategic Communications
             301-987-1752
             cculotta@genelogic.com